SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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A.G. Edwards, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 21, 2007
_______________________

     The Annual Meeting of the Stockholders of A.G. Edwards, Inc. (the “Company”) will be held at the home office of the Company, One North Jefferson Avenue, St. Louis, Missouri 63103, on Thursday, June 21, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for a term of three (3) years each;

2.

To ratify the appointment by the Audit Committee of the Board of Directors of the Company of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 29, 2008; and

3.	To transact such other business as may properly come before the annual meeting and any adjournments thereof.

     Only stockholders of the Company of record as of the close of business on May 1, 2007 will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

     Stockholders may vote their shares by using the telephone or the Internet by following the instructions on the accompanying proxy or may sign, date and return the accompanying proxy in the enclosed business reply envelope. If you later desire to revoke your proxy, you may do so at any time before the voting at the meeting.

DOUGLAS L. KELLY
Secretary

May 15, 2007

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PROXY STATEMENT
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GENERAL INFORMATION

     The enclosed form of proxy is solicited by and on behalf of the Board of Directors (the “Board”) of A.G. Edwards, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, June 21, 2007, at 10:00 a.m., local time (the “2007 Annual Meeting”), and at any adjournments or postponements thereof. The stockholder giving the proxy has the power to revoke it any time before it is exercised (a) by notice in writing to the Secretary of the Company at the Company’s principal executive offices at One North Jefferson Avenue, St. Louis, Missouri 63103, (b) by properly submitting to the Company a duly executed proxy bearing a later date, or (c) by attending the meeting and voting in person. If the proxy is voted in accordance with the instructions on the proxy, it will be voted as specified by the stockholder or, if no specification is made, it will be voted for Proposals 1 and 2 described herein.

     This Proxy Statement and accompanying proxy are first being mailed to the stockholders of the Company on or about May 15, 2007. The solicitation of proxies is being made primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying materials, and the cost of any supplementary solicitations, which may be made by mail, telephone, Internet or personally by officers and employees of the Company and its subsidiaries, will be borne by the Company.

     Only stockholders of record at the close of business on May 1, 2007 are entitled to notice of, and to vote at, the 2007 Annual Meeting and any adjournments thereof. On May 1, 2007, the Company had outstanding 75,975,507 shares of common stock, par value $1 (“Common Stock”). Each outstanding share is entitled to one vote on each director position and each other matter to be voted on at the 2007 Annual Meeting. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, at the 2007 Annual Meeting will constitute a quorum for the transaction of business. Votes cast by proxy or in person at the 2007 Annual Meeting will be tabulated by the inspectors of election appointed by the Board for the meeting.

     Abstentions, “broker non-votes” and shares represented by proxies or ballots which are marked “withhold authority” with respect to the election of any directors will be counted for the purpose of determining a quorum at the 2007 Annual Meeting. A “broker non-vote” occurs when a broker (or a bank or other holder of record) holding shares for a beneficial owner of Common Stock does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received specific voting instructions from such beneficial owner.

     The affirmative vote of a plurality of the shares represented, in person or by proxy, at the 2007 Annual Meeting is required to elect directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the 2007 Annual Meeting. Consequently, any shares represented at the 2007 Annual Meeting, in person or by proxy, but not voted for any reason have no impact on the election of directors.

     The affirmative vote of a majority of the shares represented, in person or by proxy, at the 2007 Annual Meeting is required to approve Proposal 2 to ratify the appointment of the independent registered public accounting firm. With respect to approving Proposal 2, broker non-votes, if applicable, will not be counted and will have no effect on this proposal. Abstentions, however, are counted in determining whether the stockholders have approved this proposal and, thus, have the effect of a vote against this proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

     The Company’s Certificate of Incorporation and Bylaws provide for a classified Board, with the Board divided into three classes whose terms expire at different times. The Company currently has seven directors. Three members are to be elected to the Board at the 2007 Annual Meeting, each to serve for a term of three years expiring in 2010. Upon their election, the Company will continue to have seven directors. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has made the following three nominations for directors: Robert L. Bagby, E. Eugene Carter and Peter B. Madoff. All of the nominees are currently directors of the Company.

     The persons named in the enclosed proxy intend to vote the proxies in favor of the election of the nominees listed below to serve as directors of the Company for terms expiring in 2010 or until the election and qualification of their successors, unless the stockholder indicates on the proxy that the vote should be withheld or contrary directions are indicated. If one or more nominees shall become unavailable for any reason, the Board, in its discretion, may, unless the Board provides by resolution for a lesser number of directors, designate one or more substitute nominees, in which case such proxies will be voted for such substituted nominees. The Board has no reason to doubt the availability of the nominees, and each nominee has indicated a willingness to serve on the Board if elected. All of the directors currently serving on the Board have been elected by the stockholders.

Year First Elected
Director of the
	Principal Occupation for the Past	Company/Current Board
Name and Age	Five Years and Other Directorships	Committee Membership

NOMINEES FOR DIRECTORS TO BE ELECTED IN 2007 WITH TERMS EXPIRING IN 2010

Robert L. Bagby, 63	Chairman of the Board and Chief Executive Officer of the Company and A.G. Edwards & Sons, Inc. (“the Brokerage Company”) since 2001. Vice Chairman of the Board, Executive Vice President and Director of the Branch Division of the Brokerage Company prior to 2001. Employee of the Brokerage Company for 32 years. Director of the the Brokerage Company since 1979. Director of the Nash Finch Company since November 2005.	1995 Member of the Executive Committee

E. Eugene Carter, 65	Trustee, Charlotte R. Boschan Trust. Former Professor of Finance and Associate Dean, University of Maryland at College Park. Director of the Brokerage Company from 1976 to 1983.	1983 Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee

Year First Elected
Director of the
	Principal Occupation for the Past	Company/Current Board
Name and Age	Five Years and Other Directorships	Committee Membership
Peter B. Madoff, 61	Senior Managing Director of Bernard L. Madoff Investment Securities, LLC.	2001 Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee

The Board recommends a vote “FOR” the election of these nominees as directors.

DIRECTORS WITH TERMS EXPIRING IN 2008

Samuel C. Hutchinson Jr., 64	President of Interface Construction Corp. since 1978.	1993 Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee

Ronald J. Kessler, 59	Vice Chairman of the Board of the Company and the Brokerage Company since 2001. Executive Vice President and Director of the Operations Division of the Brokerage Company. Employee of the Brokerage Company for 39 years. Director of the Brokerage Company since 1989.	2001[1] Member of the Executive Committee

DIRECTORS WITH TERMS EXPIRING IN 2009

Vicki B. Escarra, 54	President and Chief Executive Officer of America’s Second Harvest since March 2006. Executive Vice President and Chief Marketing Officer of Delta Air Lines, Inc. from May 2001 until October 2004; Executive Vice President – Customer Service of Delta Air Lines, Inc. from July 1998 to May 2001. Director of Health Net, Inc. since July 2006.	2003 Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee

Mark S. Wrighton, 57	Chancellor of Washington University since 1995; Provost, Massachusetts Institute of Technology from 1990 to 1995. Director of Cabot Corporation and Brooks Automation, Inc.	2000 Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee
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1	Previously served as a director from 1999 to 2000.

     PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board has appointed Deloitte & Touche LLP, Certified Public Accountants, as the independent registered public accounting firm of the Company for the fiscal year ending February 29, 2008.

     Deloitte & Touche LLP and its predecessor firms have served as the independent registered public accounting firm of the Company since its incorporation in 1983 and of the Brokerage Company for more than 50 years. Representatives of Deloitte & Touche LLP will be present at the 2007 Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

     Although this appointment is not required to be submitted to a vote of stockholders, the Board believes it is appropriate as a matter of good corporate practice to request that the stockholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 29, 2008. If the stockholders do not ratify such appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

     The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

BOARD OF DIRECTORS; EXECUTIVE COMMITTEE; EXECUTIVE SESSIONS

     The business of the Company is under the general management of the Board as provided by the laws of Delaware, the state of incorporation. The Board currently consists of seven members. The Board generally meets at least quarterly and held five meetings during the 2007 fiscal year. Between Board meetings, Board responsibilities are delegated to the Executive Committee, comprised of two management Board members. The Executive Committee met eight times during the 2007 fiscal year. In addition to the Executive Committee, the Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

     The non-management directors regularly meet in executive sessions without management or any management director present, in order to have discussions without influence by the presence of management. Non-management directors pursuant to the New York Stock Exchange (“NYSE”) listing standards include all the directors who are not executive officers of the Company, even if any such director is otherwise not “independent” (determined as described below under “Independent Directors”). Currently, all non-management directors are independent directors. For each fiscal year, the non-management directors elect a director to preside (“Presiding Director”) at such executive sessions. If for any reason a Presiding Director is not elected to serve at such an executive session, the directors attending such meeting will elect by majority vote one of the attendees to serve as the Presiding Director at such meeting. For the 2007 fiscal year, E. Eugene Carter served as the Presiding Director and will continue to serve as the Presiding Director for the 2008 fiscal year.

     A stockholder of the Company may communicate with the Presiding Director or any other director by sending an e-mail to shareholderrelations@agedwards.com or by sending written correspondence to: A.G. Edwards, Inc., Presiding Director/Board of Directors, c/o Corporate Secretary, One North Jefferson Avenue, St. Louis, MO 63103. All such communications will be made available promptly to the Presiding Director or any other director, as appropriate.

INDEPENDENT DIRECTORS

     Pursuant to the NYSE listing standards, the Board has adopted categorical standards to assist it in making its determinations of director independence. In accordance with these standards and based on all relevant facts and circumstances, a director must be determined by the Board to have no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. These standards specify the criteria by which the independence of the Company’s directors will be determined, including standards for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. A copy of these standards is available on the Company’s Website at www.agedwards.com and may be accessed by entering onto the Company’s Website and clicking on the following links on each successive screen: “About A.G. Edwards” link and then the “Corporate Governance” link.

     The Board has determined that the following five directors are independent under these standards: E. Eugene Carter, Vicki B. Escarra, Samuel C. Hutchinson Jr., Peter B. Madoff and Mark S. Wrighton (collectively, the “Independent Directors”). Thus, the Independent Directors represent a majority of directors serving on the Board.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee of the Board consists of the five Independent Directors. The Nominating and Corporate Governance Committee met three times during the 2007 fiscal year to, among other actions, make the nominations of the directors described in this Proxy Statement and enclosed proxy. Stockholders also may make nominations for directors. Stockholders wishing to propose nominees for consideration at an annual meeting, including the 2007 Annual Meeting, must comply with the procedures set forth in a provision of the Company’s Bylaws dealing with nominations. For a discussion of stockholder nominating procedures, see “Stockholder Proposals.”

     The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board, consistent with the Board’s criteria and corporate governance guidelines, and recommending to the Board the proposed nominees for directors for the next annual meeting of stockholders. In selecting qualified nominees for directors, the Nominating and Corporate Governance Committee has established criteria upon which to make such selections. These criteria include an individual’s character, acumen, judgment, diversity of experience, and ability to contribute to the Company’s overall goals to serve the best interests of the Company’s clients and demonstrate responsibility to the Company’s stockholders. Within these criteria, the Nominating and Corporate Governance Committee will identify individuals qualified to become directors on the Board and will conduct appropriate inquiries into the backgrounds and qualifications of possible nominees. The Nominating and Corporate Governance Committee will also use these criteria in evaluating nominees recommended by any of the Company’s stockholders.

     The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. A copy of this Charter is available on the Company’s Website at www.agedwards.com and may be accessed by entering onto the Company’s Website and clicking on the following links on each successive screen: “About A.G. Edwards” link and then the “Corporate Governance” link.

COMPENSATION COMMITTEE

     The Compensation Committee of the Board is comprised of the five Independent Directors and held four meetings during the 2007 fiscal year. The Compensation Committee was responsible for establishing the compensation of Robert L. Bagby and for recommending to the Board the compensation of the division directors who report to the chief executive officer. See “Executive Compensation – Compensation Discussion and Analysis” within this Proxy Statement for further information regarding the role of any executive officer in the determination or recommendation of compensation amounts. For the 2007 fiscal year, the Board designated Mr. Bagby and the seven executive officers who directly report to Mr. Bagby, including the Named Executive Officers identified on page 13 of this Proxy Statement, as “Senior Executive Officers.” The Compensation Committee engaged Hewitt Associates (“Hewitt”) to provide independent advice on executive compensation matters. See “Executive Compensation – Compensation Discussion and Analysis” within this Proxy Statement for additional details of this engagement. Additionally, the Compensation Committee is responsible for determining the compensation for the Independent Directors.

     The Compensation Committee operates under a written charter adopted by the Board. A copy of this Charter is available on the Company’s Website at www.agedwards.com and may be accessed by entering onto the Company’s Website and clicking on the following links on each successive screen: the “About A.G. Edwards” link and then the “Corporate Governance” link.

AUDIT COMMITTEE

     The Audit Committee of the Board consists of the five Independent Directors and held four meetings during the 2007 fiscal year. During the 2007 fiscal year and in accordance with its written charter as adopted by the Board, the Audit Committee performed the following principal functions: (i) reviewed quarterly and year-end financial statements with the independent registered public accounting firm, internal auditors and management; (ii) reviewed the scope of the external and internal audits and reports with the independent registered public accounting firm and internal auditors and management; (iii) reviewed the independent registered public accounting firm’s written communications regarding internal controls over financial reporting and management’s response thereto; (iv) determined the selection of the Company’s independent registered public accounting firm for the 2007 fiscal year; (v) reviewed the quality and depth of the Company’s internal audit, accounting and financial staffs; and (vi) reviewed and approved the rendering of audit and non-audit services by the independent registered public accounting firm (See also “Report of the Audit Committee”).

     The Board has determined that each of the members of the Audit Committee is independent, as defined under the rules of the NYSE, including as required by such rules, the special standards established by the Securities and Exchange Commission (the “SEC”) under Rule 10A-3(b)(1) for members of audit committees. The Board also determined that E. Eugene Carter is an “audit committee financial expert,” as defined in the SEC rules. This designation is a disclosure requirement of the SEC related to E. Eugene Carter’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on E. Eugene Carter any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert by the Board pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

     A copy of the Audit Committee Charter is available on the Company’s Website at www.agedwards.com and may be accessed by entering onto the Company’s Website and clicking on the following links on each successive screen: “About A.G. Edwards” link and then the “Corporate Governance” link.

MEETING ATTENDANCE

     During the 2007 fiscal year, all directors attended at least 87% percent of all meetings of the Board and the committees of the Board on which each served, with the exception of Vicki Escarra, who attended 57% of the meetings of the Board and the committees of the Board on which she served. The Company does not require director attendance at its annual meeting of stockholders, however, all directors attended the 2006 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICAL CONDUCT

     The Company’s Corporate Governance Guidelines (“Guidelines”) and Code of Ethical Conduct (“Code”) set forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company’s directors, officers and employees. Additionally, the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, Director of Enterprise Risk Management and Regulatory Reports and Director of Tax (“Senior Financial Officers”) are required to conduct their personal and professional affairs in a manner that is consistent with the ethical and professional standards set forth in the Company’s Financial Code of Ethical Conduct for Senior Financial Officers (“Financial Code”). The Code, Financial Code and Guidelines may be found on the Company’s Website at www.agedwards.com and clicking on the following links on each successive screen: “About A.G. Edwards” link and then the “Corporate Governance” link. In addition, a printed copy of these documents, as well as the Company’s Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, may be obtained upon written request to Investor Relations, A.G. Edwards, Inc., One North Jefferson, St. Louis, MO 63103. The Company will post on its Website any amendments to the Code, Financial Code and/or Guidelines and any waivers that are required to be disclosed by the rules of the SEC or NYSE.

BENEFICIAL OWNERSHIP OF THE
COMPANY’S COMMON STOCK

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 30, 2007, by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. Except as otherwise noted, each person has sole voting and investment power over his or her shares.

	Number		Percentage
Name	of Shares		of Class
Robert L. Bagby	162,495	(1)(4)(5)	(3)
E. Eugene Carter	230,430		(3)
Gene M. Diederich	43,804	(1)	(3)
Vicki B. Escarra	5,493		(3)
Samuel C. Hutchinson Jr.	5,866		(3)
Douglas L. Kelly	81,814	(1)	(3)
Ronald J. Kessler	157,140	(1)(4)(5)	(3)
Peter B. Madoff	5,219		(3)
Peter M. Miller	72,559	(1)(2)	(3)
Paul F. Pautler	89,452	(1)(2)	(3)
Mark S. Wrighton	6,024		(3)
All Directors and Executive Officers
as a Group (17 persons)	1,209,878	(1)(2)(5)	1.5%
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(1)	Includes restricted stock and phantom stock credits issued pursuant to the Company’s 1988 Incentive Stock Plan, as restated and amended (the “1988 Plan”) as follows: Mr. Bagby, 7,362 shares and 51,097 credits; Mr. Diederich, 29,726 shares and 0 credits; Mr. Kelly, 36,033 shares and 0 credits; Mr. Kessler, 32,198 shares and 0 credits; Mr. Miller 31,520 shares and 0 credits; Mr. Pautler 3,395 shares and 27,159 credits; and other executive officers as a group, 87,804 shares and 15,159 credits. During the restricted period, participants have the entire beneficial ownership and the right to vote their restricted shares and phantom stock credits and receive any dividends paid by the Company.

(2)	Includes outstanding stock options issued pursuant to the 1988 Plan that are exercisable as of or within 60 days of April 30, 2007 as to which each person has no current voting power or sole investment power, as follows: Mr. Miller, 14,080 shares; Mr. Pautler, 18,847 shares; and other executive officers as a group, 4,496 shares.

(3)	Percentages of less than 1% have been omitted.

(4)	Mr. Bagby has shared voting and investment power over 103,811 shares, including 174 shares owned by his wife and 103,637 shares held jointly with his wife. Mr. Kessler has shared voting and investment power over 109,232 shares held jointly with his wife, including 20,192 shares held by him as co-trustee of a trust.

(5)	Includes shares that are pledged as collateral as follows: Mr. Bagby 10,270 shares, Mr. Kessler 20,757 shares, and other executive officers as a group, 9,111 shares.

CERTAIN OTHER BENEFICIAL OWNERS

     To the knowledge of the Company, as of April 30, 2007, no person or entity is the beneficial owner of more than five percent of the Common Stock of the Company.

COMPENSATION

DIRECTOR COMPENSATION

     During the 2007 fiscal year, directors, except those who are officers of the Company or any of its subsidiaries, received an annual retainer of $60,000 and a fee of $1,000 for each Board meeting and committee meeting of the Board, except for Audit Committee meetings where the fee was $2,500, and for each Board meeting and committee meeting of the Brokerage Company’s Board of Directors attended. The Chair of the Audit Committee received an additional $15,500 annually and the Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee each received an additional $10,000 annually. Under the Company’s Non-Employee Director Stock Compensation Plan, approximately one half of this annual compensation is awarded in the form of Common Stock of the Company with the value of the Common Stock being based on the closing market price on July 1 of such fiscal year or the closing market price of the previous business day if July 1 is not a business day. Directors are not eligible for stock option awards or restricted stock awards. If stock ownership is equal to or exceeds 300% of the expected annual compensation, the non-employee director may receive all of his or her annual compensation in the form of cash.

     The table below sets forth the total compensation, and the components thereof, of the Company’s non-employee directors for the 2007 fiscal year.

2007 Director Compensation

	Fees Earned
	or Paid in	Stock	Total
	Cash	Awards	Compensation
Name	($)	($)(1)(2)	($)
E. Eugene Carter	116,500	—	116,500
Vicki B. Escarra	31,500	45,000	76,500
Samuel C. Hutchinson Jr.	105,500	—	105,500
Peter B. Madoff	35,500	45,000	80,500
Mark S. Wrighton	54,500	50,000	104,500

     As described above, non-employee directors may receive approximately one-half of their annual compensation in the form of Company Common Stock. For the 2007 fiscal year, Ms. Escarra received 813 shares, Mr. Madoff received 813 shares and Mr. Wrighton received 903 shares.
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(1)	Mr. Carter and Mr. Hutchinson each owned Company Stock in an amount greater than 300% of their respective annual compensation during the 2007 fiscal year and they elected to receive their 2007 compensation in cash.

(2)	The stock price used to calculate the stock awards for the 2007 fiscal year was $55.32 (closing price on June 30, 2006).

     For the 2008 fiscal year, the above directors will receive an annual retainer of $100,000 and a fee of $1,000 for each Board meeting and committee meeting of the Company’s Board, except for Audit Committee meetings where the fee will be $2,500, and for each board meeting and committee meeting of the Brokerage Company’s Board of Directors attended. The Chair of the Audit Committee will receive an additional $20,500 annually and the Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee each will receive an additional $15,000 annually. In addition, directors will receive $500 for each telephonic conference attended.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

     The Company’s executive compensation process was changed beginning in the 2006 fiscal year to provide more long-term incentive compensation in the form of Company Common Stock and to allocate a larger percentage of annual incentive compensation based on individual performance while retaining most of the prior compensation elements that largely rewarded annual Company profitability. The changes implemented in the 2006 fiscal year continued in the 2007 fiscal year and will be continued in the 2008 fiscal year. In order to understand these changes and how the changes affected compensation in the 2006 and 2007 fiscal years and will affect compensation in the 2008 fiscal year, the following discussion includes historical information from last year’s Proxy Statement together with an in-depth explanation of the efforts and decisions made over the past several years to implement a changed executive compensation program.

OVERVIEW

     Prior to the start of the 2006 fiscal year, the Compensation Committee undertook a special review of the compensation of the Senior Executive Officers.

     The Compensation Committee engaged Hewitt to help in its review and requested the development of certain background information for its consideration. This included executive pay trends including the relative emphasis on annual incentives, long-term incentives and stock ownership requirements, the Company’s current compensation program, comparative compensation for two market peer groups, and compensation committee best practices.

     The Compensation Committee then requested Hewitt to develop additional information concerning compensation of Senior Executive Officers at the Company and alternatives for annual and long-term incentives. Hewitt is separately retained by the Company for employee benefits administration and consulting. This relationship with the Company began in 1997.

     At the same time that the special review was being made by the Compensation Committee, management was making changes to the compensation of all other officers at the Company. The changes were designed to make officer compensation more variable based on individual efforts and results. The primary change was to introduce merit cash and merit stock bonuses as a significant portion of compensation. For most officers, including the Senior Executive Officers, compensation prior to then was largely formulaic based on the profitability of the Company.

     At the conclusion of this special review, the Compensation Committee determined that the executive compensation program should be designed to attract, motivate and retain Senior Executive Officers critical to the success of the Company with a substantial portion of each Senior Executive Officer’s compensation directly related to the annual and long-term performance of the Company and the creation of shareholder value, but with more emphasis on individual performance. Consistent with these determinations and after considering the changes made for all other officers by management, the Compensation Committee determined that:

  significant portions of annual compensation should continue to be based on overall profitability of the Company;

  long-term incentives in the form of equity should be a greater portion of total compensation;

  a larger percentage of annual compensation should be variable and reward individual efforts and results;

  compensation levels should be increased from 62% of the size-adjusted median of compensation for a designated group of brokerage companies with a goal of reaching the median; and

  requirements should be set for stock ownership.

     Prior to its special review, the Compensation Committee determined the compensation of only the chief executive officer. After the special review, the Compensation Committee determined that it would continue to establish the compensation of the chief executive officer but also would recommend, after consultation with and recommendations from the chief executive officer, to the Board the compensation of the other Senior Executive Officers.

     Fiscal Year 2007. Prior to the beginning of the 2007 fiscal year, the Compensation Committee reviewed the implementation of the changes to the compensation process and elements made for the 2006 fiscal year and determined that no significant changes should be made.

     Compensation for the Named Executive Officers increased significantly in the 2007 fiscal year from the 2006 fiscal year. A significant portion of the increase resulted from the increased profitability of the Company and part from the changes to the compensation elements, particularly the introduction of additional equity compensation.

     Fiscal Year 2008. Prior to the beginning of the 2008 fiscal year, the Compensation Committee again engaged Hewitt. The purposes of this engagement were to:

  aid the Compensation Committee in reviewing the implementation of the changes made for the 2006 fiscal year and continued in the 2007 fiscal year;

  review current marketplace trends in compensation; and

  review best practices in executive pay and for compensation committees.

     Hewitt in its review stated that:

  since implementing the changes in the 2006 fiscal year, the Company’s compensation for the Senior Executive Officers was closer to the compensation that was paid to the senior executive officers of its competitors than it was prior to the 2006 fiscal year, having increased to 92% of the size-adjusted median of compensation for a designated group of brokerage companies;

  the Company’s compensation system continued to emphasize annual incentives, with annual incentives representing about 45% of total compensation as opposed to 66% at the time of the special review prior to the 2006 fiscal year; and

  long-term incentives in the form of equity were more in line with the marketplace rather than being significantly under the marketplace at the time of the special review.

     Based on the progress in implementing the new executive compensation program, which began in the 2006 fiscal year, the Compensation Committee determined to continue for the 2008 fiscal year the compensation processes and elements used in the 2006 and 2007 fiscal years.

     Hewitt selected, and the Compensation Committee considered, the following companies for comparison purposes during the special review: Legg Mason, Inc., Piper Jaffray Cos., Raymond James Financial, Inc., Waddell & Reed Financial, Inc., Ameritrade Holding Corp., The Charles Schwab Corp., E TRADE Financial Corp., Bear Stearns Cos., Inc., Goldman Sachs Group, Inc., J.P. Morgan Chase & Co., Lehman Brothers Holdings Inc, Merrill Lynch & Co. and Morgan Stanley. In addition, 16 other companies of approximately the same amount of revenue were also used. Not all companies were equally weighted in the review given the differences in business and compensation of officers. In the follow-up review in the 2007 fiscal year, the following companies were used for comparison purposes: E TRADE Financial Corp., Knight Capital Group, Inc., Legg Mason, Inc., Oppenheimer Holdings Inc., Piper Jaffray Cos., Raymond James Financial, Inc., The Charles Schwab Corp., TD AMERITRADE Holding Corp. and Waddell & Reed Financial, Inc.

NAMED EXECUTIVE OFFICERS

     The Named Executive Officers discussed in this Proxy Statement and included in the Summary Compensation Table on page 20 are the chief executive officer, chief financial officer and the four highest-compensated Senior Executive Officers of the Company:

  Robert L. Bagby, chairman and chief executive officer of the Company and the Brokerage Company;

  Gene M. Diederich, director of the Branch Division of the Brokerage Company;

  Douglas L. Kelly, chief financial officer, secretary and treasurer of the Company and the Brokerage Company; director of the Law and Compliance Division and director of the Administration Division of the Brokerage Company;

  Ronald J. Kessler, vice chairman of the Company and the Brokerage Company and director of the Operations Division of the Brokerage Company;

  Peter M. Miller, director of the Sales and Marketing Division of the Brokerage Company; and

  Paul F. Pautler, director of the Capital Markets Division of the Brokerage Company.

     Each of the Named Executive Officers served his role for the full 2007 fiscal year.

     The compensation of the Senior Executive Officers other than the Named Executive Officers has the same elements and is determined by the same processes as the compensation of the Named Executive Officers.

     The Company chose to include the four highest-compensated executives versus the three required for disclosure by the SEC’s rules, in addition to the chief executive officer and chief financial officer, in an effort to better disclose the actual compensation earned in the 2007 fiscal year. The Summary Compensation Table disclosure requires stock awards that were reflected in compensation expense for the Company’s 2007 fiscal year earnings statement. As a result, there is a difference between the expense recognition for retirement-eligible employees who are age 55 or older and whose entire fiscal 2007 stock award is reflected in compensation expense for the 2007 fiscal year, and those who are not retirement-eligible, whose stock award expense is reflected over the award’s vesting period. The disclosures would be different if certain individuals were or were not retirement-eligible. The Company does not believe whether or not an employee is retirement-eligible should change disclosure and so has included an additional individual. See footnote 2 to the Summary Compensation Table on page 20 of this Proxy Statement for more information.

COMPENSATION OBJECTIVES

     The Company’s compensation program for Senior Executive Officers, under the guidance and review of the Compensation Committee of the Company, is designed to:

  align the interests of the Company’s leaders with those of the Company’s shareholders;

  attract and retain highly qualified individuals who can lead the Company in a competitive marketplace;

  balance rewards between annual results and the outcomes of long-term strategic decisions; and

  balance rewards between individual efforts and results and the Company’s results.

COMPENSATION ELEMENTS

     With these objectives in mind, the Senior Executive Officers, including the Named Executive Officers, earn the elements of compensation in the following table. The elements are intended to work together to have an appropriate mix of fixed and variable pay, a balance of cash compensation with long-term equity compensation and the achievement of a level of compensation necessary to recruit and retain executives.

Element of Compensation	What The Element Rewards	Purpose of the Element
Base Salary	Competence in the executive	Provides a competitive level of
	position, experience and	base compensation that is a
	contributions	relatively small portion of total
compensation

Rewards individual
performance and level of
experience

Cash Bonus Based On Pre-Tax Profitability	Contributions toward	Provides an opportunity for cash
	achieving pre-tax	compensation at a competitive
	profitability of the Company	level

Rewards achievements of
annual results that serve as the basis
for long-term success

Aligns the interests of officers
with the interests of shareholders
in yearly profitability

Discretionary Cash Bonus	Contributions or individual	Provides variable pay
	effort in a fiscal year not	opportunity for individual
	recognized through other	performance to be recognized
elements

Basic Stock Award	Contributions toward	Provides an opportunity for
	achieving pre-tax	equity compensation at a
	profitability of the Company	competitive level

Rewards achievement of annual
results that serve as the basis
for long-term success

Aligns the interests of officers
with the interests of
shareholders in the long-term
success of the Company
through an equity award
vesting over time

Element of Compensation	What The Element Rewards	Purpose of the Element
Stock Awards Based on Corporate Earnings	Contributions toward	Rewards overall Company
	achieving pre-tax	performance
profitability of the Company
	at levels higher than the	Provides variable equity pay
	initial level for the Basic	opportunity for long-term
	Stock Award	performance

Aligns management’s and
shareholders’ interests through
increased profitability and
through an equity award
vesting over time

Discretionary Merit Stock Awards	Contributions or individual	Provides variable equity pay
	effort in a fiscal year not	opportunity for individual
	recognized through other	performance to be recognized
elements

Aligns management’s and
shareholders’ interests through
an equity award vesting over
time

     The following describes each compensation element in more detail and provides the appropriate context by showing multiple years illustrating the progress of the changes to executive compensation program first implemented in the 2006 fiscal year:

1)	Base Salary – Senior Executive Officers receive a relatively small portion of their overall compensation as a base salary. This practice is consistent with the practice within the Company’s industry.

The Compensation Committee established the base salary for the chief executive officer. Salary levels for the Company’s other Named Executive Officers are determined by the Compensation Committee after considering the individual’s role and responsibilities, external market data and recommendations made by the chief executive officer.

Beginning with the 2006 fiscal year, base salary ranges were established for the Senior Executive Officers. The objective was to move to these ranges over a period of years and then freeze salaries for several years. Accordingly, the salaries of Mr. Bagby, Mr. Diederich and Mr. Kelly established in the 2006 fiscal year remained the same for the 2007 fiscal year and will remain the same for the 2008 fiscal year. The salaries of Mr. Kessler and Mr. Miller increased in the 2007 fiscal year but will not increase for the 2008 fiscal year. Mr. Pautler’s salary increased in both the 2007 and 2008 fiscal years as he remains below the target.

The Named Executive Officers received or will receive the following base salaries for the fiscal years noted:

	2006	2007	2008
Mr. Bagby	$500,000	$500,000	$500,000
Mr. Diederich	$200,000	$200,000	$200,000
Mr. Kelly	$220,000	$220,000	$220,000
Mr. Kessler	$198,000	$210,000	$210,000
Mr. Miller	$198,000	$200,000	$200,000
Mr. Pautler	$180,000	$186,667	$193,334

2)	Cash Bonus Based on Pre-tax Profitability. To provide officers of the Company and its subsidiaries with direct participation in the annual profitability of the Company, a cash bonus is paid to the officers using a formula tied to the Company’s profitability. Although the term “bonus” is used throughout this discussion, please note that this compensation is presented in the column titled “Non-equity Incentive Plan Compensation” in the following Summary Compensation Table.

     Bonus pools for all officers of the Company are accrued during the fiscal year based on the Company’s level of pre-tax profits as approved by the Board at the beginning of the fiscal year. For the 2007 fiscal year, the accrual formula was:

Percent
Company’s Earnings Before Taxes	Accrued
.......to $2,500,000	0%
.......to $7,500,000	15%
...over $7,500,000	10%

     In addition, unexpended amounts from discretionary cash bonus pools are added to the bonus pool accrued pursuant to the percent of earnings as stated above. See “Discretionary Cash Bonus” on the following page of this Proxy Statement.

     The same accrual formula was used for the 2006 fiscal year and is being used for the 2008 fiscal year.

     The cash bonus based on the Company’s pre-tax profitability is paid under the terms of the Corporate Executive Bonus Plan or, to the extent required to preserve the deductibility of the compensation for federal tax purposes, under the 2004 Performance Plan for Executives.

     Prior to the special review in the 2006 fiscal year, the Senior Executive Officers were in the same pool as all other officers for the Corporate Executive Bonus Plan. However, to ensure that the decisions of the Compensation Committee did not affect other officers, two pools were created. One pool, the Executive Pool, is for all officers other than the Senior Executive Officers. The Senior Executive Pool is for the Senior Executive Officers. The Corporate Executive Bonus Plan is administered by using “shares,” similar in concept to partnership interests that provide a predetermined allocation of profits, allocated to each officer of the Company for distributing the funds accrued in the two bonus pools. Share values for the Senior Executive Pool have the same value as would shares in the Executive Pool at the same salary level. One-third of the value of shares is weighted by salary. The accrual formula noted above along with the aggregate number of shares in the Executive Pool weighted by salary determines the value of an individual officer’s share value.

     The Compensation Committee determines the allocation of shares of the Senior Executive Pool to the chief executive officer, while the Board, based upon the recommendation of the Compensation Committee, determines the allocation of such shares to the other Senior Executive Officers. The decisions are made after considering, with respect to each Senior Executive Officer, the individual’s role and responsibilities, prior performance and external market data. In addition, the chief executive officer makes recommendations to the Compensation Committee regarding the share allocation to the Senior Executive Officers other than the chief executive officer.

     The Corporate Executive Bonus Plan does not limit the number of shares that any officer may receive. However, beginning with the 2006 fiscal year and continuing for the 2007 and 2008 fiscal years, the Compensation Committee determined that the chief executive officer should be allocated 450 shares and the other Named Executive Officers should be allocated a range of 250 to 400 shares. The guidelines were established after reviewing the amount of the possible bonus at different levels of pre-tax profitability and after considering shares awarded to other officers. In addition, the Compensation Committee determined that after certain levels of shares were obtained, the Named Executive Officers should receive increased compensation by increasing the value of shares through increased Company pre-tax profitability rather than by receiving more shares.

     The Named Executive Officers were or are, allocated the following shares of the Senior Executive Pool for the fiscal years noted:

	2006	2007	2008
Mr. Bagby	450	450	450
Mr. Diederich	300	325	330
Mr. Kelly	350	350	350
Mr. Kessler	320	325	325
Mr. Miller	320	325	330
Mr. Pautler	320	325	325

3)	Discretionary Cash Bonus – Discretionary cash bonuses are intended to reward annual efforts or results by an individual that are not recognized or compensated by other elements of compensation. Amounts awarded for this element of compensation are presented in the “Bonus” column of the following Summary Compensation Table.

     The Compensation Committee determined that no objective standards, criteria or established targets should be used to determine the amount of the discretionary cash bonus to an individual. Instead, the awards of cash bonuses are based on the Compensation Committee’s judgment of the chief executive officer’s performance and on the Board’s judgment, based on the recommendation of the Compensation Committee after consultation with the chief executive officer, of the performance of the other Named Executive Officers. Guidelines, however, have been pre-established for the amount of cash bonuses that may be awarded pursuant to this element of compensation. Under these guidelines, cash bonuses may be awarded in amounts of 0 to 35% of cash compensation, which is defined as salary plus the cash bonus based on pre-tax profitability.

     The discretionary cash bonus is funded with an accrual, subject to approval each year by the Compensation Committee. For fiscal years 2006, 2007 and 2008, the Compensation Committee approved an accrual for discretionary bonuses for all officers of the Company at 2% of the Company’s earnings before tax over $50,000,000. After awards to officers, including the Named Executive Officers, have been made, any unexpended amounts from this accrual are added to the Corporate Executive Bonus Plan pool.

     The Named Executive Officers received the following discretionary cash bonuses for the fiscal years noted:

	2006	2007
Mr. Bagby	$140,000	$175,000
Mr. Diederich	$60,000	$65,000
Mr. Kelly	$60,000	$80,000
Mr. Kessler	$50,000	$65,000
Mr. Miller	$50,000	$65,000
Mr. Pautler	$50,000	$65,000

4)	Stock Awards – Stock awards are designed to provide equity compensation to key employees, including the Named Executive Officers and may consist of restricted stock, phantom stock credits or stock options. The awards of Common Stock of the Company align the long-term interests of officers with those of shareholders. The awards are subject to designated vesting periods, either three or four years, to focus on performance beyond the immediate year and to aid in the retention of officers. Each type of stock award is granted under the 1988 Plan.

     Three types of stock awards are available to the Named Executive Officers:

  Basic Stock Awards - Basic stock awards are determined as a percentage of an officer’s bonus under the Corporate Executive Bonus Plan. The Compensation Committee determines the multiplier annually. For the 2006, 2007 and 2008 fiscal years, the Compensation Committee determined that the multiplier for the Senior Executive Officers would be 20% with a maximum basic stock award of $300,000.

     All recipients of these awards, including Senior Executive Officers, may choose to receive their awards in shares of restricted stock, phantom stock credits or stock options. All awards vest at the end of three years. Options may be exercised for seven years after vesting. The fair value of each option award is estimated on the date of grant based on the Black-Scholes option pricing model.

  Stock Awards Based on Corporate Earnings - For the 2006, 2007 and 2008 fiscal years, the Compensation Committee determined that Senior Executive Officers, including the Named Executive Officers, could earn additional restricted stock in an amount equal to a multiple of the basic stock award. The award is earned based on the Company’s earnings before taxes. If earned, the award is a multiple of the basic stock award, as discussed above, determined as follows:
Company’s Earnings Before Taxes	Multiplier
Over $100,000,000	1.0x
$200,000,000	1.5x
$300,000,000	2.5x
$400,000,000	3.5x
$500,000,000	4.0x

     Any stock award granted under this compensation element will vest at the end of four years after the award date. During the 2006 and 2007 fiscal years, there was, and during the 2008 fiscal year there is, effectively a cap of $1,200,000 on the amount that may be awarded under this element because of the $300,000 cap on the basic stock award and the maximum multiplier of 4.0x.

     During these fiscal years, an accrual based on the same tiers of the Company’s earnings before taxes was, or has been, established for officers other than the Senior Executive Officers. However, awards to the other officers are discretionary rather than automatic.

     The Named Executive Officers received the following stock awards based on the Company’s earnings before taxes for the fiscal years noted:

	2006	2007
Mr. Bagby	$960,000	$1,200,000
Mr. Diederich	$440,953	$807,208
Mr. Kelly	$538,883	$911,128
Mr. Kessler	$467,693	$826,628
Mr. Miller	$467,693	$807,208
Mr. Pautler	$447,239	$781,320

  Merit Stock Awards – Merit stock awards are intended to reward annual efforts or results by an individual that are not recognized or compensated by other elements of compensation. The Compensation Committee determined that no objective standards, criteria or established targets should be used to determine the amount of the discretionary merit stock awards. Instead, merit stock awards are based on the Compensation Committee’s judgment of the chief executive officer’s performance or on the Board’s judgment, based on the recommendation of the Compensation Committee after consultation with the chief executive officer, of the performance of the other Named Executive Officers.

     Merit stock awards for the Named Executive Officers for the 2006 and 2007 fiscal years were granted in the same dollar amounts as the amounts of merit cash awards (described above in the Discretionary Cash Bonus discussion) that were awarded to the Named Executive Officers during these years. Any stock award granted under this compensation element will vest at the end of three years after the award date.

     All stock awards initially are determined as a dollar amount, and then such dollar amount is converted into shares based on the average of the highest- and lowest-quoted sales price on a date set by the Board prior to the beginning of each fiscal year. The number of shares received with respect to fiscal year 2007 stock awards was based on the average of the highest- and lowest-quoted sales price on April 16, 2007, which was $71.49. This date was set by the Board prior to the beginning of the fiscal year. The average of the highest- and lowest-quoted sales price has been used for many years by the Company in establishing the value of stock awards to avoid possible distortions to the alternative measurement of the closing price that may occur by sales or purchases near the close.

     All stock awards to officers 60 years of age or older are made in phantom stock credits that convert to restricted stock at the end of two years following the grant date and become vested nine months following such two-year restriction period.

5)	Retirement and Profit Sharing Plan Contributions and Excess Profit Sharing and Deferred Compensation Plan Awards. The Company sponsors a Retirement and Profit Sharing Plan for all employees. The Internal Revenue Code and the Company have established limits on the amounts that can be contributed to the Retirement and Profit Sharing Plan. To the extent any employee receives an award that exceeds these limits, an award in an amount equal to such excess (subject to certain limitations) is made under the Company’s Excess Profit Sharing and Deferred Compensation Plan. Amounts owed under this plan are unsecured obligations of the Company.

     The Company for the 2006, 2007 and 2008 fiscal years determined that it would make mandatory contributions of five percent of compensation for employees to the Retirement and Profit Sharing Plan. In addition, the Board for the 2006 and 2007 fiscal years determined at the end of the fiscal years to make discretionary contributions from accruals based on the pre-tax, pre-bonus profitability of the Company. Employees did not need to make a contribution to receive these discretionary contributions. The Named Executive Officers participated in these plans in the same manner as other employees.

     The Company is accruing for possible discretionary contributions for the 2008 fiscal year using the same formula that was used in the 2006 and 2007 fiscal years, that is, 7% to 10% of pre-tax and pre-bonus earnings of the Company.

     The contributions and awards are based on the profitability of the Company. They provide an incentive to all employees, including the Named Executive Officers, to increase the profitability of the Company. The awards also provide an incentive for individual effort and results because they vary based on individual cash compensation including merit cash bonuses.

ANNUAL OBJECTIVES AND REVIEWS

     Prior to the beginning of the 2007 fiscal year, the Compensation Committee met with the chief executive officer to review his objectives for the year and to review performance during the past year. The chief executive officer reviewed with the Compensation Committee the goals and performance of the other Senior Executive Officers. The Compensation Committee relies to a large extent on the chief executive officer’s evaluation of the other Named Executive Officers and other Senior Executive Officers in establishing their compensation.

     Since much of the Senior Executive Officers’ compensation is formulaic and driven from overall Company profitability, these compensation elements are determined and then the discretionary cash bonus, within the established guidelines, is awarded to reflect an overall appropriate level of compensation.

EMPLOYMENT CONTRACTS

     None of the Senior Executive Officers, including the Named Executive Officers, have an employment contract with the Company.

BENEFIT PLANS

     The Senior Executive Officers are eligible for health insurance, disability, life insurance and other benefits on the same basis as other employees of the Company.

PERKS

     The Company does not provide Senior Executive Officers with personal automobiles, country or other club memberships, accounting or financial advice, the personal use of private airplanes, security for personal property or homes or similar perks. Incremental costs paid or reimbursed by the Company related to spousal travel for several financial consultant incentive trips is included in “All Other Compensation” in the Summary Compensation Table.

POST-TERMINATION COMPENSATION

     The Company has no agreements with Senior Executive Officers for payments after the termination of employment except that restricted stock, option and excess compensation awards described above continue to vest unless forfeited under the terms of the plan. The Company has a severance policy that provides that any severance payment is discretionary. Guidelines are established by Company policies applicable to all employees if such payments are made.

CHANGE OF CONTROL PAYMENTS

     Certain of the benefit plans of the Company provide for the immediate vesting of benefits in the event of a change of control of the Company without the prior approval of the Board. The amount in the “Outstanding Equity Awards at 2007 Fiscal Year End” table on page 23 of this Proxy Statement in the column called “Market Value of Shares of Stock or Units That Have Not Vested” represents the February 28, 2007 market value of equity awards that would vest immediately in the event of a non Board-approved change in control. Also, in the “2007 Nonqualified Deferred Compensation” table on page 24 of this Proxy Statement, the amounts reported in footnote 1 to the table represent the February 28, 2007 deferred compensation balances that would vest immediately in the event of a non Board-approved change in control.

     None of the Senior Executive Officers have any agreement providing for special payments or severance as the result of a change in control.

STOCK AWARD GRANT TIMING

     Stock award grants to key employees, including Named Executive Officers, occur in connection with annual incentive or bonus compensation on a date established prior to the end of the fiscal year by the Board. In establishing the grant date, the Board considers the timing necessary to ensure final financial results are prepared, reviewed and released to the public. For the 2007 fiscal year, the Company released its earnings on March 29, 2007, and the stock award grant date was April 16, 2007.

     The exercise price of options granted is equal to the average of the highest- and lowest-quoted selling price on the grant date. Absent sales on the grant date, the average of the highest and lowest prices on the next trading day will determine the exercise price.

     There are no provisions or policies that permit discretion to change the exercise price or value of stock awards previously granted to any employee, including Named Executive Officers.

STOCK OWNERSHIP REQUIREMENTS

     During the special review prior to the beginning of the 2006 fiscal year, the Compensation Committee determined that the Senior Executive Officers and any other officer who is a director of the Brokerage Company should be required to own stock of the Company with a market value in excess of certain requirements. The ownership requirement is based on a multiple of the average of the trailing five-year cash compensation received under the Corporate Executive Bonus Plan or Performance Plan for Executives. The multiple for the chief executive officer is three times such cash compensation, for the other Senior Executive Officers is two times and for the other directors of the Brokerage Company is one time. Restricted stock, phantom stock credits and stock options awarded under the 1988 Plan are considered in the analysis of stock ownership requirement.

     Officers subject to the ownership requirement have five years from the later of February 23, 2005 or the date of first assuming the position subject to the requirement to meet the ownership requirement. All of the Named Executive Officers were in compliance with the stock ownership requirement as of April 30, 2007.

TAX AND ACCOUNTING IMPLICATIONS OF COMPENSATION

     The tax and accounting implications of the elements of compensation are:

  Base salary is expensed when earned.

  Cash bonuses based on pre-tax profitability and discretionary cash bonuses are accrued and expensed during the fiscal year based on estimates and adjusted at the end of the fiscal year when the actual amounts are known.

  Stock awards are expensed during the vesting period for the awards except for retirement-eligible employees. Stock awards to retirement-eligible employees are expensed throughout the fiscal year preceding the date of grant. Retirement-eligible employees generally are those 55 years of age and older.

  Retirement and Profit Sharing Plan contributions and Excess Profit Sharing and Deferred Compensation Plan awards are accrued and expensed in the year of service giving rise to the awards.

     In determining the elements of compensation and how they are paid, the Company considers Section 162(m) of the Internal Revenue Code. Section 162(m) has the effect of preventing the compensation of Named Executive Officers in excess of $1 million from being deducted by the Company for federal income tax purposes unless it is based on performance standards established prior to the period for which it is paid. In addition, specified procedural steps must be followed.

     To meet the requirements of Section 162(m) for deductibility, the Company in 2004 proposed and shareholders approved the 2004 Performance Plan for Executives. Compensation to the Named Executive Officers in excess of $1 million in the 2006 and 2007 fiscal years were paid under this plan. This plan limits the amount of total annual compensation to any Named Executive Officer to the lesser of two and one-half percent of the Company’s earnings before tax or to a specified annual maximum amount that increases each year. The Company has never paid annual compensation to a Named Executive Officer in excess of amounts available under this plan but may in the future if in the determination of the Compensation Committee and the Board such payments would be in the best interest of shareholders.

SHORT SALES AND OPTION TRANSACTIONS

     Company policies prohibit the Senior Executive Officers from engaging in short sales or any option transactions in connection with hedging of the Company’s Common Stock.

RECOVERY OF AWARDS

     The Company has not adopted formal policies or guidelines for the adjustment or recovery of awards or payments if the relevant Company performance measure upon which they are based is restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the Board its inclusion in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended February 28, 2007.

Members of the Compensation
Committee of the Company

E. Eugene Carter
Vicki B. Escarra
Samuel C. Hutchinson, Jr.
Peter B. Madoff
Mark S. Wrighton, Chair

SUMMARY COMPENSATION TABLE

     The table below sets forth for the Company’s 2007 fiscal year the compensation of the Company’s chief executive officer, chief financial officer and its other four most highly compensated Senior Executive Officers serving at the end of the 2007 fiscal year.

							Change in
							Pension Value
						Non-Equity	and Nonquali-	All
						Incentive	fied Deferred	Other
Name and				Stock	Option	Plan	Compensation	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)	($)(4)	($)
Robert L. Bagby	2007	500,000	175,000	1,675,000	—	2,405,373	—	294,101	5,049,474
Chairman of the Board,
Chief Executive Officer
and President of the
Company; Chairman of
the Board, Chief
Executive Officer and
President of the Brokerage
Company
Gene M. Diederich	2007	200,000	65,000	176,043	—	1,009,012	—	141,050	1,591,105
Executive Vice President
and Director of Branches
of the Brokerage
Company
Douglas L. Kelly	2007	220,000	80,000	1,218,910	—	1,138,909	—	156,984	2,814,803
Vice President, Treasurer,
Chief Financial Officer
and Secretary of the
Company; Executive Vice
President, Treasurer,
Chief Financial Officer,
Director of Law and
Compliance, and Director
of Administration of the
Brokerage Company
Ronald J. Kessler	2007	210,000	65,000	1,098,285	—	1,033,285	—	144,903	2,551,473
Vice Chairman of the
Board of the Company;
Vice Chairman of the
Board, Executive Vice
President and Director of
Operations of the
Brokerage Company
Peter M. Miller	2007	200,000	65,000	182,308	—	1,009,012	—	147,107	1,603,427
Executive Vice President
and Director of Sales and
Marketing of the
Brokerage Company
Paul F. Pautler	2007	186,667	65,000	1,041,650	—	976,648	—	126,154	2,396,119
Executive Vice President
and Director of Capital
Markets of the Brokerage
Company
____________________

(1)	Amounts shown in the “Bonus” column represent the Discretionary Cash Bonus, as described in the Compensation Discussion and Analysis, awarded to the Named Executive Officers.

(2)	This column represents the three stock award components described in the Compensation Discussion and Analysis: The Basic Stock Award, the Stock Award Based on Corporate Earnings and Merit Stock Awards. The amounts presented represent the compensation expense associated with these stock awards the Company reflected in its financial statements for fiscal year 2007, in accordance with Statement of Financial Accounting Standard No. 123R Share Based Payment (“SFAS No. 123R”).

     Under SFAS No. 123R, stock awards to retirement-eligible employees are expensed over the fiscal year preceding the date of grant since there is no substantive continuing service requirements. Since Mr. Bagby, Mr. Kelly, Mr. Kessler and Mr. Pautler are all retirement-eligible, the expense for their 2007 fiscal year stock awards was recognized during the 2007 fiscal year. For Mr. Diederich and Mr. Miller, since they are not retirement-eligible, the expense for their 2007 fiscal year stock awards will be recognized in the Company’s financial statements over the vesting period. This difference in accounting for stock awards under SFAS No. 123R results in variability between retirement-eligible employees and non retirement-eligible employees in the Summary Compensation Table.

     By eliminating the difference in accounting between awards to retirement-eligible and non retirement-eligible employees and treating all of the Named Executive Officers as retirement-eligible, the full value of the awards earned during the 2007 fiscal year and the resulting total compensation would have been as follows:

	Stock Awards	Total Compensation
Name	(Revised) ($)	(Revised) ($)
Mr. Bagby	1,675,000	5,049,474
Mr. Diederich	1,074,010	2,489,072
Mr. Kelly	1,218,910	2,814,803
Mr. Kessler	1,098,285	2,551,473
Mr. Miller	1,074,010	2,495,129
Mr. Pautler	1,041,650	2,396,119

     The above table eliminates the distinction under SFAS No. 123R between the accounting for retirement-eligible and non retirement-eligible awards and places the individuals listed above in better context as to actual compensation earned in the 2007 fiscal year.

(3)	Amounts shown in this column represent the Cash Bonus Based on Pre-tax Profitability of the Company for the 2007 fiscal year, as described in the Compensation Discussion and Analysis, awarded to the Named Executive Officers.

(4)	All other compensation for the 2007 fiscal year consists of the following:

		Excess Profit	Spousal Travel
	Retirement or	Sharing Deferred	for Financial
	Profit Sharing	Compensation	Consultant
	Plan Contribution	Plan Contribution	Incentive Trips	Other
Name	($)	($)	($)(A)	($)(B)
Mr. Bagby	17,103	258,946	5,634	12,418
Mr. Diederich	17,103	89,174	14,817	19,956
Mr. Kelly	17,103	109,481	6,432	23,968
Mr. Kessler	17,103	94,159	11,115	22,526
Mr. Miller	17,103	93,200	15,865	20,939
Mr. Pautler	17,103	87,902	9,433	11,716
____________________

(A)	These officers and their spouses attended several financial consultant incentive trips throughout the 2007 fiscal year. The officers’ attendance at these functions was integral and directly related to their performance of duties; however, spousal attendance was not. The value of spousal travel is based on the incremental costs paid or reimbursed by the Company including airfare, meals and other miscellaneous variable costs. Fixed costs that do not change based upon attendance by the spouse, such as lodging, are excluded.

(B)	Each Named Executive Officer received a $9,000 Directors Allowance as a member of the Brokerage Company’s Board of Directors.

Amounts of restricted stock dividends paid to Named Executive Officers during the 2007 fiscal year were as follows; Mr. Bagby $3,418, Mr. Diederich $10,956, Mr. Kelly $14,968, Mr. Kessler $13,526, Mr. Miller $11,939 and Mr. Pautler $2,716.

Fiscal Year 2007 Grant of Plan Based Awards

     The table below sets forth the Company’s 2007 fiscal year details regarding stock awards to Named Executive Officers.

		All Other
		Stock Awards:	Grant Fair Value
		Number of Shares	of Restricted
	Grant	of Stock or Units	Stock Awards
Name	Date	(#)(1)(2)	($)(3)
Robert L. Bagby	4/17/06	27,283	1,400,000
Gene M. Diederich	4/17/06	12,438	638,278
Douglas L. Kelly	4/17/06	14,953	767,284
Ronald J. Kessler	4/17/06	12,937	663,847
Peter M. Miller	4/17/06	12,937	663,847
Paul F. Pautler	4/17/06	12,413	637,001
____________________

(1)	Amounts shown in the “All Other Stock Awards” column include both restricted stock and phantom stock credit awards issued under the 1988 Plan, which are valued based on the average of the high and low price of the Company’s Common Stock on the Consolidated Transaction Reporting System on the determination date of such awards. The awards are made as of the end of the fiscal year for which they are awarded for service during that fiscal year. Restricted stock can be awarded to participants in the 1988 Plan who are under age 60. The restrictions on restricted stock lapse and participant’s awards vest either three or four years after their award date. Upon retirement, participants who are retirement-eligible continue to vest in their awards if they do not engage in substantive competition with the Company. Participants who are 60 years of age or older (“Over 60 Participants”) do not receive restricted stock. Instead, they are awarded phantom stock credits which serve as the basis for an award of restricted stock two years after their award date (“Deferred Award Date”), with each phantom stock credit representing the right to receive one share of restricted stock. The number of phantom stock credits awarded to an Over 60 Participant is increased to reflect dividends paid on the Company’s Common Stock. Restricted stock awarded as of any Deferred Award Date are subject to all of the terms and restrictions applicable to other shares of restricted stock, except the restrictions last for only nine months. The awards of restricted stock, phantom stock credits and options contain provisions for the accelerated lapsing of the restrictions for restricted stock (including those issued based on phantom stock credits) and the accelerated exercisability of options not approved by the Board in the event of a merger, consolidation, acquisition, sale or transfer of assets, tender, or exchange offer or other reorganization in which the Company does not survive as an independent, publicly owned company.

See footnote 2 to the Summary Compensation Table above for additional disclosure on stock awards.

(2)	Awards above consist of the following; Mr. Bagby 8,574 phantom stock credits with a vesting period ending December 1, 2008 and 18,709 phantom stock credits with a vesting period ending December 1, 2009, Mr. Diederich 3,852 shares of restricted stock with a vesting period ending February 28, 2009 and 8,586 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Kelly 4,451 shares of restricted stock with a vesting period ending February 28, 2009 and 10,502 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Kessler 3,822 shares of restricted stock with a vesting period ending February 28, 2009 and 9,115 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Miller 3,822 shares of restricted stock with a vesting period ending February 28, 2009 and 9,115 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Pautler 3,697 phantom stock credits with a vesting period ending December 1, 2008 and 8,716 phantom stock credits with a vesting period ending December 1, 2009.

(3)	Restricted stock award grants are determined based on the average of the high and low share price on the date of grant. At the time of the grant, the average share price was $51.31. Actual recalculation of option awards differs slightly from average share price due to rounding of fractional shares.

Outstanding Equity Awards At 2007 Fiscal Year End

     The following table provides information on the February 28, 2007 holdings of stock option and restricted stock awards by the Named Executive Officers. This table includes unexercised option awards, unvested restricted stock, and unvested phantom stock credits. Each equity grant is shown separately for each Named Executive Officer.

	Option Awards					Stock Awards
			Equity Incentive				Market
			Plan Awards:				Value of
	Number of	Number of	Number of			Number of	Shares or
	Securities	Securities	Securities			Shares or	Units of
	Underlying	Underlying	Underlying			Units of	Stock
	Unexercised	Unexercised	Unexercised	Option		Stock That	That Have
	Options	Options	Unearned	Exercise	Option	Have Not	Not
	(#)(1)	(#)	Options	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)
Robert L. Bagby	—	—	—	—	—	34,945	2,242,770
Gene M. Diederich	—	—	—	—	—	14,704	943,703
Douglas L. Kelly	—	—	—	—	—	18,984	1,218,393
Ronald J. Kessler	—	—	—	—	—	16,837	1,080,599
Peter M. Miller	3,178	—	—	39.32	2/29/2008	16,498	1,058,842
	2,383			43.60	2/28/2010
	4,367			25.75	2/28/2013
	4,152			39.33	2/28/2014
Paul F. Pautler	3,990	—	—	43.60	2/28/2010	15,945	1,023,350
	7,588			25.75	2/28/2013
	7,269			39.33	2/28/2014
____________________

(1)	Unvested shares above consist of the following; Mr. Bagby 8,667 phantom stock credits with a vesting period ending December 1, 2008, 18,916 phantom stock credits with a vesting period ending December 1, 2009 and 7,362 shares of restricted stock with a vesting period ending December 1, 2007, Mr. Diederich 2,266 and 3,852 shares of restricted stock with a vesting period ending February 29, 2008 and February 28, 2009, respectively, and 8,586 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Kelly 4,031 and 4,451 shares of restricted stock with a vesting period ending February 29, 2008 and February 28, 2009, respectively, and 10,502 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Kessler 3,900 and 3,822 shares of restricted stock with a vesting period ending February 29, 2008 and February 28, 2009, respectively, and 9,115 shares of restricted stock with a vesting period ending February 28, 2010, Mr. Miller 3,561 and 3,822 shares of restricted stock with a vesting period ending February 29, 2008 and February 28, 2009, respectively, and 9,115 shares of restricted stock with a vesting period ending February 28, 2010 and Mr. Pautler 3,737 phantom stock credits with a vesting period ending December 1, 2008, 8,813 phantom stock credits with a vesting period ending December 1, 2009 and 3,395 shares of restricted stock with a vesting period ending February 29, 2008. The number of phantom stock credits includes adjustments for dividends paid during the 2007 fiscal year. Additionally, see footnote 2 of the Summary Compensation Table and footnote 1 of the Fiscal Year 2007 Grant of Plan Based Awards table for more information on stock plans.

(2)	The market value of the stock awards is based on the closing market price of the Company’s Common Stock as of February 28, 2007, which was $64.18.

Options Exercised and Stock Vested During 2007

     The following table provides information for the Named Executive Officers on (1) stock option exercises during the 2007 fiscal year, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized Upon
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)
Robert L. Bagby	—	—	5,696	330,083
Gene M. Diederich	—	—	2,101	134,527
Douglas L. Kelly	—	—	3,464	221,800
Ronald J. Kessler	—	—	3,305	211,619
Peter M. Miller	2,845	100,345	1,660	106,290
Paul F. Pautler	—	—	—	—
____________________

(1)	Total number of shares underlying the options exercised during the 2007 fiscal year.

(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.

(3)	Total number of restricted shares that vested during the 2007 fiscal year.

(4)	The value of the shares on February 28, 2007 (the date of vesting) using the closing market price for the Company’s Common Stock, which was $64.18.

2007 Nonqualified Deferred Compensation

     The table below provides information regarding the non-qualified deferred compensation of the Named Executive Officers in the 2007 fiscal year:

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contribution in	Contribution in	Earnings in Last	Withdrawals /	at Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	End
Name	($)	($)(2)	($)	($)	($)(1)(3)
Robert L. Bagby	N/A	258,946	65,697	97,010	1,543,041
Gene M. Diederich	N/A	89,174	17,158	132,651	238,410
Douglas L. Kelly	N/A	109,481	59,521	101,549	737,349
Ronald J. Kessler	N/A	94,159	93,316	113,251	1,069,174
Peter M. Miller	N/A	93,200	56,253	128,023	404,691
Paul F. Pautler	N/A	87,902	35,600	82,064	361,725
____________________

(1)	The following amounts represent the unvested balances of the Named Executive Officers at February 28, 2007: Mr. Bagby $814,872, Mr. Diederich $238,410, Mr. Kelly $410,360, Mr. Kessler $443,455, Mr. Miller $404,691 and Mr. Pautler $345,141.

(2)	The amounts presented in this column are reported as compensation in the Summary Compensation Table on page 20 of this Proxy Statement. These amounts were credited to the Named Executive Officers’ accounts in March 2007.

(3)	The amounts presented in this column include previously and currently reported compensation as follows; Mr. Bagby $1,423,354, Mr. Diederich $131,055, Mr. Kelly $461,421, Mr. Kessler $433,281, Mr. Miller $403,743 and Mr. Pautler $87,902.

     All of the information with respect to the deferred compensation disclosed in the table above is pursuant to the Excess Profit Sharing and Deferred Compensation Plan (the “Excess Benefit Plan”). The Company established the Excess Benefit Plan to provide deferred compensation to certain participants in the Profit Sharing Plan whose benefit in the Profit Sharing Plan is subject to limitations imposed by the Profit Sharing Plan and the Internal Revenue Code. Contributions to the Excess Benefit Plan are based on the same basic formula as the Profit Sharing Plan, but without regard to certain limitations imposed by the Internal Revenue Code on the benefits of highly compensated employees. The Excess Benefit Plan is a non-qualified defined contribution plan. Participants vest according to various combinations of years of service and participant age. In the event of a change in control, as defined in the Excess Benefit Plan, each participant’s credited balance becomes fully vested. Earnings on a participant’s credited balance are determined based on the performance of participant-selected investments. Investments available to the participants of the Excess Benefit Plan are the same as those offered to participants of the Profit Sharing Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering the Company’s policies involving the compensation of the chief executive officer and recommending Senior Executive Officer compensation, other than the chief executive officer, to the Board. No officer or employee of the Company serves on the Compensation Committee, however, the chief executive officer consults with and provides recommendations to the Compensation Committee regarding the compensation of the other Senior Executive Officers. The Compensation Committee members have no interlocking relationships as defined under the SEC’s rules.

EQUITY COMPENSATION PLANS

     The following table summarizes information about the Company’s equity compensation plans at February 28, 2007:

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved
by stockholders:
1988 Incentive Stock Plan	2,825,082	$38.95	5,610,006
2002 Employee Stock
Purchase Plan	None		4,024,762 (*)
Non-Employee Director Stock
Compensation Plan	None	N/A	28,606
Total	2,825,082		9,663,374
____________________

(*)	Includes 949,287 shares of Common Stock authorized to be purchased under the 2002 Employee Stock Purchase Plan for the Plan year October 1, 2006 through September 30, 2007.

PERFORMANCE GRAPH

     The following graph compares the Company’s cumulative total stockholder return on its Common Stock for a five-year period (February 28, 2002 to February 28, 2007) with the cumulative total return of the Standard & Poor’s 500 Stock Index, and a peer group index consisting of six companies: The Bear Stearns Companies, Inc., The Charles Schwab Corporation, J.P. Morgan & Co. Incorporated, Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., and Morgan Stanley. The graph assumes that the value of the investment in Common Stock and each index was $100 at February 28, 2002, and that all dividends were reinvested. Stock price performances shown on the graph are not necessarily indicative of future price performances.

A.G. EDWARDS PERFORMANCE GRAPH
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

	2002	2003	2004	2005	2006	2007
A.G Edwards, Inc.	100	66	97	111	117	171
Peer Group	100	76	103	109	116	127
S&P 500 Index	100	84	138	137	186	211

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee of the Board (the “Committee”) assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In addition to chairing Committee meetings, the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with management and the independent registered public accounting firm prior to release.

     The Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended February 28, 2007 with management and the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm is responsible for auditing the consolidated annual financial statements. The Committee’s responsibility is to monitor and review these processes. However, the Committee members are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Committee members rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that might impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls over financial reporting and the internal audit function’s organization, responsibilities and staffing. The Committee reviewed with both the independent registered public accounting firm and internal auditors their audit plans, audit scopes, and identifications of audit risks.

     The Committee discussed and reviewed with the independent registered public accounting firm all communications required by the standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s consolidated financial statements as of and for the year ended February 28, 2007. The Committee also discussed the results of the Company’s internal audits with the Manager of Internal Audit.

     Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2007, for filing with the SEC. The Committee also appointed, subject to shareholder ratification, Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and the Board concurred in such appointment.

Members of the Audit Committee
of the Company

E. Eugene Carter, Chair
Vicki B. Escarra
Samuel C. Hutchinson Jr.
Peter B. Madoff
Mark S. Wrighton

PRE-APPROVAL OF SERVICES PROVIDED BY THE COMPANY’S INDEPENDENT REGISTERED
ACCOUNTING FIRM

     Consistent with SEC rules regarding auditor independence, the Audit Committee has established a policy governing the provision of audit and non-audit services to the Company by its independent registered public accounting firm.

     Pursuant to this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, as well as fees associated with such services, in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a service to be provided has received general pre-approval, such service and related fees require specific pre-approval by the Audit Committee. Any proposed service exceeding pre-approved costs also requires specific pre-approval. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or revokes a prior pre-approval.

     The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for time-sensitive services. The exercise of such authority must be reported to the Audit Committee at its next regularly scheduled meeting following such exercise.

PRINCIPAL ACCOUNTING FIRM FEES

     The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended February 28, 2007 and February 28, 2006 and fees billed for other services rendered by Deloitte & Touche LLP during those periods. Deloitte & Touche LLP included a clause in their engagement letter whereby the Company has agreed to waive its right to a trial by jury in any action, proceeding or counterclaim related to the audit engagement.

	2007	2006
Audit fees (a)	$1,592,950	$1,735,075
Audit-related fees (b)	$393,771	$30,500
Tax fees (c)	$130,529	$227,259
All other fees (d)	$—	$—
Total	$2,117,250	$1,992,834
____________________

(a)

“Audit fees” consist of fees related to the audit work of the Company’s consolidated annual financial statements and internal controls over financial reporting, reviews of the Company’s consolidated quarterly financial statements and statutory audits of certain subsidiaries and consents, comfort letters and other services.

(b)

“Audit-related fees” consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported above under “Audit fees”, and primarily consist of employee benefit plan audits and work in conjunction with audits and other required services for the Company or one or more of its subsidiaries.

(c)

“Tax fees” include all tax related services performed by Deloitte & Touche LLP, except those services related to the audit and review of the Company’s consolidated financial statements, and consisted primarily of tax compliance, advisory and planning services. Tax compliance related fees accounted for $102,761 in 2007 and $98,051 in 2006.

(d)	“All other fees” consist of fees for permissible non-audit services that the Audit Committee believes did not impair the independence of Deloitte & Touche LLP.

     None of the non-audit services described above was approved by the Audit Committee after the fact in reliance on the de minimis exception to the SEC’s rule requiring pre-approval of such services.

CERTAIN TRANSACTIONS

     Directors and executive officers of the Company, and their immediate family members, have been clients of and have had brokerage transactions with the Company in the ordinary course of business. Included in such transactions are the maintenance of margin accounts and the extension of credit under Federal Reserve Regulation T. Such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other clients and did not, and do not, involve more than the normal risk of collectibility or present other unfavorable features.

     The Company and the Board review relationships and transactions between the Company and its directors and executive officers and their immediate family members. The Company follows procedures designed to ensure that information regarding such relationships and transactions is obtained and evaluated to determine whether, among other things, the related person has a direct or indirect material interest in the transaction. Any such transaction occurring during the 2007 fiscal year that exceeded $120,000 and in which a related person has a direct or indirect material interest is required to be disclosed in this Proxy Statement. Two such transactions were reviewed and approved during the 2007 fiscal year. Peter B. Madoff is Senior Managing Director of Bernard L. Madoff Investment Securities LLC to which the Brokerage Company sends some orders for securities transactions for execution. Mark S. Wrighton is the Chancellor of Washington University. In the 2007 fiscal year, the Company pledged $750,000 in contributions to Washington University to be paid in five annual installments to endow a professorship of entrepreneurship. The Company has evaluated these transactions and determined that such transactions have not and will not interfere with the independent business judgment of either Mr. Madoff or Mr. Wrighton.

     During the 2007 fiscal year, there were certain employment relationships between the Company or one of its subsidiaries and an immediate family member of a director or an executive officer of the Company pursuant to which the immediate family member received compensation in excess of $120,000. A son-in-law of Ronald J. Kessler, a director and executive officer, is employed in the Brokerage Company’s Private Client Services group and received total compensation, including incentive compensation, of $223,651. An adult child of Robert L. Bagby, a director and chief executive officer, and a brother of Gene M. Diederich, an executive officer, are employed as financial consultants of the Brokerage Company and received total compensation, including incentive compensation, in the 2007 fiscal year of $223,004 and $190,391, respectively. The compensation of each of these family members was established pursuant to, and in accordance with, Brokerage Company’s standard employment practices and compensation structures applicable to other employees with equivalent qualifications and responsibilities and holding similar positions with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of the Company and those of its subsidiaries whom the Company has determined to be subject to Section 16 (“Section 16 Filing Persons”), to report their ownership of the Company’s Common Stock, including derivative securities, and any changes in that ownership, to the SEC and the NYSE. The Company has assumed the administrative responsibility for the preparation and the transmission of these reports to the SEC and the NYSE for and on behalf of the Section 16 Filing Persons. SEC regulations require the disclosure in this Proxy Statement of certain information regarding any of its Section 16 Filing Persons for whom transactions were not timely reported during the most recent fiscal year or prior fiscal years. Through administrative inadvertence, the Company did not prepare and transmit to the SEC and the NYSE on a timely basis one report of a purchase of the Company’s Common Stock during the fiscal year for Vicki B. Escarra.

STOCKHOLDER PROPOSALS

     Any stockholder proposals to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company no later than January 16, 2008 at its principal executive office at One North Jefferson Avenue, St. Louis, Missouri 63103 in order to be considered for inclusion in the Company’s Proxy Statement and proxy relating to that meeting.

     Stockholders wishing to nominate one or more candidates for election to the Company’s Board, or propose any other business to be considered at any stockholder meeting, must comply with a provision of the Company’s Bylaws dealing with such matters. Pursuant to this provision, any stockholder of record of the Company eligible to vote in an election of directors may nominate one or more candidates for election to the Board, or propose business to be brought before a stockholder meeting, by giving written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting (if the Company gives less than 70 days notice or prior public disclosure of the date of the meeting, then the notice by the stockholder must be received by the Company not later than the close of business on the tenth day following the date on which the Company mailed the notice of the meeting or the date on which public disclosure was made). The notice by the stockholder should be sent to the Secretary of the Company at the address stated in the preceding paragraph.

     The notice by the stockholder to the Company must contain: (1) the name and address of the stockholder who intends to make the nomination(s) or propose the business, (2) the name and address of the candidate or candidates to be nominated (if applicable), (3) a written statement from any proposed nominee that the nominee consents to be named as a nominee and to serve as a director of the Company if elected (if applicable), (4) a representation that the stockholder is a holder of record of Company Common Stock entitled to vote at the meeting and whether the stockholder intends to appear in person or by proxy at the meeting, (5) a description of all arrangements or understandings, if any, between the stockholder and each nominee and anyone else (naming such person or persons) pursuant to which any nomination is to be made by the stockholder (if applicable), and (6) such other information regarding each nominee or each matter of business to be proposed as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or the matter been proposed, by the Board.

     At any stockholder meeting, the Chairman of the meeting may refuse to acknowledge the nomination of any person, or the proposal of any business, not made in compliance with the Company’s Bylaws. The foregoing requirements are separate from, and in addition to, the requirements a stockholder must meet to have a proposal included in the Company’s Proxy Statement for any meeting (which is described in the first paragraph under this “Stockholder Proposals” section). Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request sent to the Secretary of the Company at the address stated above.

OTHER MATTERS

     The Board knows of no other business to be brought before the 2007 Annual Meeting. If any other matters properly come before the 2007 Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the 2007 Annual Meeting.

May 15, 2007

Proxy Statement
and
Notice of the
Annual Meeting
of Stockholders
to be held
June 21, 2007

A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri 63103

P.O. BOX 11321
NEW YORK, NY 10203-0321

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by A.G. Edwards, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy.voting instruction card and return it in the postage-paid envelope we have provided or return it to A.G. Edwards, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AGAEW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
A.G. EDWARDS, INC.

The Board of Directors recommends a vote FOR the selection of directors named herein and proposal 2.
Vote On Directors

1.	To elect three directors, each for a term of 3 years: Nominees: 01) Robert L. Bagby 02) E. Eugene Carter 03) Peter B. Madoff		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

							For	Against	Abstain
Vote on Proposal

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending February 29, 2008.						☐	☐	☐

         Stockholders may vote these shares by using the telephone or the Internet by following the instructions on this proxy or may sign, date and return this proxy in the enclosed postage-paid business reply envelope. If you later desire to revoke your proxy, you may do so at any time before the voting at the meeting.

The signature on this Proxy should correspond exactly with stockholder’s name as printed below. In the case of joint tenancies, co-executors, or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

	Change of Address or Comments Mark Here, and Note on Reverse Side.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

May 15, 2007

Dear Stockholder:

     The Annual Meeting of Stockholders of A.G. Edwards, Inc. (the “Company”), will be held at the headquarters of the Company, One North Jefferson Avenue, St. Louis, Missouri, 63103 on Thursday, June 21, 2007, at 10:00 a.m., local time. At the meeting, stockholders will be asked to elect three directors, ratify the appointment of the independent registered public accounting firm of the Company for the fiscal year ending February 29, 2008, and transact such other business as may properly come before the meeting. Each of these matters, except the transaction of other business as properly comes before the meeting, is set forth in the accompanying Proxy Statement.

     It is important that these shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and vote by telephone, the Internet or by completing the proxy form attached below and mailing the proxy form in the postage-paid envelope provided.

PLEASE VOTE BY TELEPHONE OR INTERNET AS EXPLAINED
ON THE REVERSE SIDE
OR
DETACH AND MARK THE PROXY, SIGN IT ON THE REVERSE AND RETURN IT IN THE
POSTAGE-PAID ENVELOPE ENCLOSED IN THIS PACKAGE.

 DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET 

Proxy/Voting Instruction Card

This proxy is solicited on behalf of the Board of Directors of A.G. Edwards, Inc.
for the Annual Meeting on June 21, 2007.

     The undersigned stockholder of A.G. Edwards, Inc., a Delaware corporation (the “Company”), hereby appoints Robert L. Bagby and Douglas L. Kelly, or either of them, each with full power of substitution, proxies or proxy of the undersigned, to vote as indicated on the back of this card (and, in their discretion, upon other matters as may properly come before the meeting and any adjournments thereof), all the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the meeting of the stockholders of the Company, to be held on Thursday, June 21, 2007, at 10:00 a.m., local time, at the headquarters of the Company, One North Jefferson Avenue, St. Louis, Missouri, and at any adjournments thereof, as indicated on the back of this card (and, in their discretion, upon other matters as may properly come before the meeting and any adjournments thereof), hereby revoking any proxy heretofore given.

     The shares represented by this proxy will be voted as specified in the spaces provided therefore on the back of this card or, if no such specification is made, it will be voted “FOR” the election of directors as named herein and proposal 2.

Address/Comments:

(Continued, and to be signed and dated on reverse side.)	A.G. Edwards, Inc. Attn: Regulatory Reports Mail Stop: E050 One North Jefferson St. Louis, MO 63103